Exhibit 23.2

The Board of Directors
James River Coal Company:

We consent to the incorporation by reference in the registration statements (No. 333-143563) on Form S-3 and (No. 333-126860) on Form S-8 of James River Coal Company of our report dated March 5, 2008, with respect to the consolidated balance sheets of James River Coal Company and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of James River Coal Company. Our report includes an explanatory paragraph that states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, during 2006.

/s/ KPMG LLP

Richmond, Virginia
March 5, 2008